Exhibit 99.2

ANSYS, INC. THIRD QUARTER 2017

EARNINGS ANNOUNCEMENT

PREPARED REMARKS

November 1, 2017

ANSYS is providing a copy of its prepared remarks in connection with its earnings announcement. These remarks are offered to provide stockholders and research analysts with additional time and detail for analyzing our Q3 2017 results in advance of our quarterly conference call. These prepared remarks will not be read on the call.

Conference call details:

November 2, 2017

8:30 a.m. Eastern Time

•	To access the live broadcast, please visit the Investor Relations section of ANSYS’ website at http://investors.ansys.com and click on Events & Presentations, then Webcasts & Events.
•	The call can also be heard by dialing (855) 239-2942 (US) or (412) 542-4124 (CAN & INT’L) at least five minutes prior to the call and referencing conference code 10113369.
•	A replay will be available within two hours of the call's completion at http://investors.ansys.com or by dialing (877) 344-7529 (US), (855) 669-9658 (CAN) or (412) 317-0088 (INT’L) and referencing the access code 10113369.

NON-GAAP SUPPLEMENTAL INFORMATION

In addition to our GAAP information, ANSYS has historically provided non-GAAP supplemental information. Our reasons for providing this information are described later in this document, as well as in our Q3 earnings press release, which can be found on our website in the press release section. Reconciliations of GAAP to non-GAAP information are also provided. In line with our historical practice, the financial information below is presented on a supplemental, non-GAAP basis unless otherwise indicated.

THIRD QUARTER 2017 OVERVIEW

We continued our strong year of excellent financial performance in Q3 2017 with both revenue and earnings above the high end of our guidance range. We reported consolidated non-GAAP revenue of $276.8 million, an increase of 13% in reported currency and 12% in constant currency. We also achieved non-GAAP EPS of $1.05 in the third quarter, which represented 11% growth over Q3 2016. Our financial results for Q3 2017 included cash flows from operations of $88.9 million.

The following are other notable comments and events related to Q3 2017:

•	Lease license revenue grew 10%, perpetual license revenue grew 16%, maintenance revenue grew 12% and service revenue grew 11%, all in constant currency.

•	Both lease licenses and maintenance contributed to the recurring revenue base continuing to remain strong at 75% of revenue for the quarter and 76% of revenue for year-to-date 2017.

•	There was continued progress in enterprise portfolio sales efforts, cross-selling and customer engagement activities that contributed to building the deferred revenue and backlog balance to a record third quarter high of $669.3 million at September 30, 2017, an increase of 38% over Q3 2016.

•	During Q3 2017 we had 25 customers with orders over $1 million, including three customers with orders over $5 million and two of those customers with orders over $10 million. During Q3, the Company closed a three-year deal of over $45 million, which was the largest deal in the Company's history. This compares to 20 customers with orders over $1 million in Q3 2016, including one customer with orders over $10 million.

•	For the first nine months of 2017 we had 98 customers with cumulative orders in excess of $1 million, including 13 customers with orders over $5 million and four customers with orders over $10 million. This compares to 88 customers with cumulative orders over $1 million in the first nine months of 2016, including 10 customers with orders over $5 million and four customers with orders over $10 million.

•	Our direct and indirect businesses contributed 76% and 24%, respectively, of Q3 revenue and YTD revenue.

•	Total headcount on September 30, 2017 was approximately 2,900 employees.

Other Recent Highlights

•	In August, we released ANSYS® 18.2. This release provides increased levels of accuracy, speed and ease-of-use, along with enhanced capabilities, which enable more users to efficiently leverage simulation across every stage of the product lifecycle. The enhanced capabilities in the release include antenna design improvements, increased computational speed, new acoustics capabilities, additional failure analysis and topology optimization.

•	In September, we announced a technology preview of ANSYS Discovery Live™, which revolutionizes the speed and ease-of-use of engineering simulation. Discovery Live allows every engineer to immediately examine the impact of design changes. Users can rapidly explore design options with immediate results. The ease-of-use makes it intuitive for the non-simulation expert. Discovery Live supports fluids, structural and thermal simulation applications to provide interactive design exploration and is expected to be commercially available in 2018.

DEFERRED REVENUE AND BACKLOG (GAAP)

(in thousands)	September 30, 2017	June 30, 2017	September 30, 2016	June 30, 2016
Current Deferred Revenue	$381,727	$411,646	$359,979	$375,802
Current Backlog	91,885	77,491	49,611	57,523
Total Current Deferred Revenue and Backlog	473,612	489,137	409,590	433,325

Long-Term Deferred Revenue	23,971	18,975	10,623	9,914
Long-Term Backlog	171,686	147,712	64,621	80,374
Total Long-Term Deferred Revenue and Backlog	195,657	166,687	75,244	90,288

Total Deferred Revenue and Backlog	$669,269	$655,824	$484,834	$523,613

As a result of the fair value provisions applicable to the accounting for business combinations, the Company typically records acquired deferred revenue at an amount that is lower than the historical carrying value. The impact on GAAP revenue was $1.2 million for the third quarter of 2017. There was no impact on GAAP revenue for the third quarter of 2016. The impacts on GAAP revenue were $1.7 million and $0.1 million for the nine months ended September 30, 2017 and 2016, respectively. The expected impacts on GAAP revenue for the fourth quarter 2017 and fiscal year 2017 are $1.0 million and $2.7 million, respectively.

BOOKINGS

The Company’s total bookings were as follows:

(in thousands, except percentages)	2017	2016	% Change	% Change in Constant Currency
Q3	$285,157	$205,484	38.8%	38.2%
YTD	$810,393	$691,129	17.3%	17.7%

There were favorable foreign exchange impacts on deferred revenue of $3.9 million and $14.0 million for the third quarter and first nine months of 2017, respectively.

NOTE: Bookings growth in any particular quarter can vary significantly based upon the timing of contract renewals and large, multi-year contracts.

NON-GAAP REVENUE

(in thousands, except percentages)	Q3 QTD 2017	% of Total	Q3 QTD 2016	% of Total	% Change	% Change in Constant Currency
Lease	$94,676	34.2%	$85,907	34.9%	10.2%	10.3%
Perpetual	62,624	22.6%	53,623	21.8%	16.8%	15.8%
Maintenance	112,761	40.7%	100,288	40.8%	12.4%	11.7%
Service	6,705	2.4%	6,044	2.5%	10.9%	10.5%
Total	$276,766		$245,862		12.6%	12.1%

(in thousands, except percentages)	Q3 YTD 2017	% of Total	Q3 YTD 2016	% of Total	% Change	% Change in Constant Currency
Lease	$281,142	35.4%	$250,742	34.9%	12.1%	12.7%
Perpetual	168,513	21.2%	155,953	21.7%	8.1%	8.1%
Maintenance	324,799	40.9%	292,851	40.8%	10.9%	11.2%
Service	20,208	2.5%	18,394	2.6%	9.9%	10.6%
Total	$794,662		$717,940		10.7%	11.1%

NON-GAAP GEOGRAPHIC REVENUE HIGHLIGHTS

(in thousands, except percentages)	Q3 QTD 2017	% of Total	Q3 QTD 2016	% of Total	% Change	% Change in Constant Currency
North America	$111,632	40.3%	$94,480	38.4%	18.2%	18.0%

Germany	25,464	9.2%	25,399	10.3%	0.3%	(4.2)%
United Kingdom	9,642	3.5%	8,285	3.4%	16.4%	16.2%
Other Europe	43,034	15.5%	37,759	15.4%	14.0%	9.1%
Europe	78,140	28.2%	71,443	29.1%	9.4%	5.2%

Japan	30,919	11.2%	31,496	12.8%	(1.8)%	5.7%
Other Asia-Pacific	56,075	20.3%	48,443	19.7%	15.8%	14.8%
Asia-Pacific	86,994	31.4%	79,939	32.5%	8.8%	11.2%

Total	$276,766		$245,862		12.6%	12.1%

(in thousands, except percentages)	Q3 YTD 2017	% of Total	Q3 YTD 2016	% of Total	% Change	% Change in Constant Currency
North America	$320,815	40.4%	$275,881	38.4%	16.3%	16.3%

Germany	71,188	9.0%	73,430	10.2%	(3.1)%	(3.0)%
United Kingdom	24,283	3.1%	26,074	3.6%	(6.9)%	(0.1)%
Other Europe	125,340	15.8%	113,801	15.9%	10.1%	10.3%
Europe	220,811	27.8%	213,305	29.7%	3.5%	4.5%

Japan	94,713	11.9%	90,601	12.6%	4.5%	7.4%
Other Asia-Pacific	158,323	19.9%	138,153	19.2%	14.6%	13.2%
Asia-Pacific	253,036	31.8%	228,754	31.9%	10.6%	10.9%

Total	$794,662		$717,940		10.7%	11.1%

Regional Commentary

North America

North America led the regions with 18% constant currency revenue growth, including 18% constant currency growth in lease revenue. North America continued to lead in large deal sales with a total of 14 customers with orders above $1 million in the third quarter, including three customers with orders over $5 million and two of those customers with orders over $10 million, one of which was over $45 million and is the largest deal in the Company’s history. The electronics and semiconductor industries continue to benefit from the placement of electronics and software into a wide range of smart, connected products. This and the trend toward vertical integration in the electronics and semiconductor industries provide opportunities for ANSYS to deploy the multidisciplinary workflows of our solutions as once-simpler products become much more complex. The automotive industry remains strong with investments being made in autonomous, electric and smart, connected vehicles. Defense revenue continues to be driven by initiatives to deliver a technical competitive edge while satisfying affordability goals. Competitive pressures have also resulted in increased investments in the space and commercial aviation industries, especially in the expansion of the satellite market where ANSYS tools are needed to solve a range of design challenges, including electronics and communications systems. Energy companies are investing again after the oil price crash and continue to invest in renewable energy electrification initiatives.

Europe

We continued to experience slower growth in Europe with constant currency revenue growth of 5%. France and the United Kingdom each delivered double-digit constant currency revenue growth, but this strength was partially offset by weak performance in Germany. The indirect channel performance helped to offset some of the weakness in the direct business. During the quarter, there was progress with larger deal sales with a total of 7 customers with orders in excess of $1 million. As we have communicated in recent quarters, the lagging performance in Europe continues to be addressed by, among other initiatives, adding new sales leadership in the region. The new leadership is focused on building the sales pipeline and finalizing initiatives to update our go-to-market strategy. While we do not expect an immediate impact in Q4, our rebuilding efforts should help set the stage for improved performance in 2018 and beyond.

In Europe, we also experienced similar trends and opportunities in the electronics, semiconductor and automotive industries as North America. The energy industry has been slower in its recovery in Europe due to regional oil price economics.

Asia-Pacific

Asia-Pacific delivered strong constant currency revenue growth of 11%. We continued to experience excellent growth in China and Taiwan. The indirect business, with double-digit revenue growth, continues to demonstrate strength as a result of the ongoing focus and investments that we have been making over the past several years. The domestic space and aircraft programs are continuing to expand in the region, particularly in India and China. The automotive trends are similar to North America with the indirect channel enabling deeper supply chain penetration in the region. The trends in the electronics, semiconductor and energy industries were also similar to those in North America. Industrial equipment continues to be strong in the region as more global competition and a desire for automation have caused increased investment in simulation to drive innovation, reduce time to delivery and lower development costs.

INCOME STATEMENT HIGHLIGHTS

Q3 2017 MARGINS AND OUTLOOK: The non-GAAP gross and operating margins were 90.7% and 48.7%, respectively, for the third quarter and 90.2% and 47.8%, respectively, for the first nine months of 2017.

Looking ahead into Q4 2017, we are targeting a non-GAAP gross margin of approximately 90% and a non-GAAP operating margin of approximately 44% - 45%. Our current outlook for FY 2017 assumes a non-GAAP gross margin of approximately 90% and a non-GAAP operating margin of 46.5% - 47.0%.

Q3 2017 TAX RATE AND OUTLOOK: Our Q3 non-GAAP effective tax rate was 33.2% and our GAAP rate was 31.8%. Our YTD non-GAAP effective tax rate was 33.4% and the YTD GAAP rate was 29.6%.

For the fourth quarter of 2017, we are forecasting a non-GAAP effective tax rate of 31.0% - 32.0%. Our current outlook for FY 2017 assumes a non-GAAP effective tax rate of approximately 32.5% - 33.5%.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

•	Cash and short-term investments totaled $926.6 million as of September 30, 2017, of which 66% was held domestically.

•	Cash flows from operations were $88.9 million for the third quarter of 2017 as compared to $84.4 million for the third quarter of 2016. Cash flows from operations were $327.0 million for the first nine months of 2017 as compared to $266.8 million for the first nine months of 2016.
•	Consolidated net DSO was 33 days.
•	Capital expenditures totaled $7.3 million for the third quarter of 2017 and $14.8 million for the first nine months of 2017. We are currently planning on total 2017 capital expenditures in the range of $17 million to $22 million.

SHARE COUNT AND SHARE REPURCHASE

We had 86.6 million fully diluted weighted average shares outstanding in Q3. In line with our commitment to return capital to stockholders, we repurchased 2.0 million shares at an average price of $111.65 per share during the first nine months of 2017. There were no shares repurchased during the third quarter of 2017. In February 2017, the Company's Board of Directors increased the authorized share repurchase program to 5.0 million shares. As of September 30, 2017, the Company had 3.5 million shares remaining in its authorized share repurchase program.

We are currently expecting approximately 87.0 million fully diluted shares outstanding for both Q4 2017 and FY 2017.

STOCK-BASED COMPENSATION EXPENSE

	Three Months Ended		Nine Months Ended
(in thousands, except per share data)	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Cost of sales:
Software licenses	$140	$187	$711	$524
Maintenance and service	739	417	1,894	1,200
Operating expenses:
Selling, general and administrative	8,782	4,292	23,310	11,160
Research and development	5,112	4,056	13,493	11,680
Stock-based compensation expense before taxes	14,773	8,952	39,408	24,564
Related income tax benefits	(6,080)	(2,993)	(23,980)	(7,928)
Stock-based compensation expense, net of taxes	$8,693	$5,959	$15,428	$16,636
Net impact on earnings per share:
Diluted earnings per share	$(0.10)	$(0.07)	$(0.18)	$(0.19)

During the first quarter of 2017, the Company adopted new share-based payment guidance. During the three and nine months ended September 30, 2017, the adoption of this guidance resulted in $1.4 million and $11.5 million, respectively, of excess tax benefits being recorded in the provision for income taxes that would have been recorded in paid-in capital under the previous accounting guidance. While this standard affected the Company's GAAP income tax expense, it had no effect on its non-GAAP income tax expense.

CURRENCY

CURRENCY IMPACT: The third quarter 2017 revenue was favorably impacted by currency fluctuations of $1.2 million. The favorable impact on the third quarter 2017 operating income was $0.3 million. The unfavorable impacts on revenue and operating income for the nine months ended September 30, 2017 were $2.7 million and $0.5 million, respectively.

CURRENCY OUTLOOK: The Company’s results have been, and will continue to be, impacted by currency fluctuations, particularly by rate movements in the Euro, British Pound and Japanese Yen. Our currency rate assumptions for the fourth quarter of 2017 are 1.15 – 1.18 for the Euro, 1.30 – 1.33 for the British Pound and 112 – 115 for the Japanese Yen.

OUTLOOK

Q4 and FY 2017 OUTLOOK: Based on our current sales visibility, the assumption of a continuation of a similar business climate to that we experienced in the first nine months of 2017 and updates to our previous currency rate assumptions, we are increasing our outlook for Q4 2017. We are currently forecasting non-GAAP revenue in the range of $284.0 - $293.0 million, and GAAP revenue in the range of $283.0 - $292.0 million; non-GAAP diluted EPS in the range of $0.99 - $1.05, and GAAP diluted EPS in the range of $0.78 - $0.86.

We are also increasing our previous outlook for FY 2017 to reflect our Q3 performance and updates to our Q4 outlook. Our current outlook includes non-GAAP revenue in the range of $1.079 - $1.088 billion, and GAAP revenue in the range of $1.076 - $1.085 billion. Our non-GAAP diluted EPS outlook for FY 2017 is in the range of $3.93 - $3.99, and we expect GAAP diluted EPS in the range of $3.17 - $3.25.

These outlooks factor in actual and planned increases in sales and channel capacity, our current visibility around major account activity, sales pipelines and forecasts. However, as we have said in the past, and will continue to reiterate, there are many things that we have no control over, including the macro-economic environment, customer procurement patterns, government and tax policies, and currency rate volatility. We do, however, have the benefit of a solid, repeatable business base; a diversified geographic and industry footprint; and a world-class customer base that have helped us to succeed and to deliver on our commitments.

GLOSSARY OF TERMS

Backlog: Installment billings for periods beyond the current quarterly billing cycle and customer orders received but not processed.

Deferred Revenue: Billings made or payments received in advance of revenue recognition from software license and maintenance agreements.

Lease or Time-Based License: A license of a stated product of the Company’s software that is granted to a customer for use over a specified time period, which can be months or years in length. In addition to the use of the software, the customer is provided with access to maintenance (unspecified version upgrades and technical support) without additional charge. The revenue related to these contracts is recognized ratably over the contract period.

Perpetual / Paid-Up License: A license of a stated product and version of the Company’s software that is granted to a customer for use in perpetuity. The revenue related to this type of license is typically recognized up-front.

Maintenance: A contract, typically one year in duration, that is purchased by the owner of a perpetual license and that provides access to unspecified version upgrades and technical support during the duration of the contract. The revenue from these contracts is recognized ratably over the contract period.

Vendor-Specific Objective Evidence (VSOE): Sufficient evidence of the fair value of the elements in a multiple-element arrangement that allows a company to separate the elements and to account for each element separately. If sufficient VSOE of fair value does not exist to allocate revenue to the various elements of an arrangement, revenue from the arrangement may be either deferred or recognized ratably over the contract period, depending on the facts and circumstances of the particular contract.

FORWARD-LOOKING STATEMENTS AND RISK FACTORS

Information provided by the Company or its spokespersons, including the above statements and any others in this document that refer to plans and expectations for the fourth quarter of 2017, FY 2017 and the future are forward-looking statements. The Company cautions investors that its performance (and, therefore, any forward-looking statement) is subject to risks and uncertainties. A detailed discussion of these risks and other factors that could affect ANSYS’ results is included in ANSYS’ SEC filings, including the Annual Report on Form 10-K for the year ended December 31, 2016, filed on February 23, 2017.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

	Three Months Ended
	September 30, 2017				September 30, 2016
(in thousands, except percentages and per share data)	As Reported	Adjustments		Non-GAAP Results	As Reported	Adjustments		Non-GAAP Results
Total revenue	$275,585	$1,181	(1)	$276,766	$245,862	$—		$245,862
Operating income	106,183	28,711	(2)	134,894	100,099	21,885	(4)	121,984
Operating profit margin	38.5%			48.7%	40.7%			49.6%
Net income	$73,630	$17,638	(3)	$91,268	$69,557	$14,638	(5)	$84,195
Earnings per share – diluted:
Earnings per share	$0.85			$1.05	$0.78			$0.95
Weighted average shares	86,588			86,588	88,676			88,676

(1)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with the accounting for deferred revenue in business combinations.
(2)	Amount represents $14.8 million of stock-based compensation expense, $12.3 million of amortization expense associated with intangible assets acquired in business combinations, $0.5 million of restructuring charges and the $1.2 million adjustment to revenue as reflected in (1) above.
(3)	Amount represents the impact of the adjustments to operating income referred to in (2) above, adjusted for the related income tax impact of $11.0 million and rabbi trust income of $0.1 million.
(4)	Amount represents $12.7 million of amortization expense associated with intangible assets acquired in business combinations, $9.0 million of stock-based compensation expense and $0.2 million of transaction expenses related to business combinations.
(5)	Amount represents the impact of the adjustments to operating income referred to in (4) above, adjusted for the related income tax impact of $7.2 million.

	Nine Months Ended
	September 30, 2017				September 30, 2016
(in thousands, except percentages and per share data)	As Reported	Adjustments		Non-GAAP Results	As Reported	Adjustments		Non-GAAP Results
Total revenue	$792,914	$1,748	(1)	$794,662	$717,837	$103	(4)	$717,940
Operating income	290,049	89,985	(2)	380,034	279,276	62,990	(5)	342,266
Operating profit margin	36.6%			47.8%	38.9%			47.7%
Net income	$206,666	$48,480	(3)	$255,146	$195,653	$41,145	(6)	$236,798
Earnings per share – diluted:
Earnings per share	$2.38			$2.94	$2.19			$2.65
Weighted average shares	86,902			86,902	89,355			89,355

(1)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with the accounting for deferred revenue in business combinations.
(2)	Amount represents $39.4 million of stock-based compensation expense, $36.4 million of amortization expense associated with intangible assets acquired in business combinations, $11.7 million of restructuring charges, $0.7 million of transaction expenses related to business combinations and the $1.7 million adjustment to revenue as reflected in (1) above.
(3)	Amount represents the impact of the adjustments to operating income referred to in (2) above, adjusted for the related income tax impact of $41.4 million and rabbi trust income of $0.1 million.

(4)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with the accounting for deferred revenue in business combinations.
(5)	Amount represents $38.1 million of amortization expense associated with intangible assets acquired in business combinations, $24.6 million of stock-based compensation expense, $0.2 million of transaction expenses related to business combinations and the $0.1 million adjustment to revenue as reflected in (4) above.
(6)	Amount represents the impact of the adjustments to operating income referred to in (5) above, adjusted for the related income tax impact of $21.8 million.

NON-GAAP MEASURES

Management uses non-GAAP financial measures (a) to evaluate the Company's historical and prospective financial performance as well as its performance relative to its competitors, (b) to set internal sales targets and spending budgets, (c) to allocate resources, (d) to measure operational profitability and the accuracy of forecasting, (e) to assess financial discipline over operational expenditures and (f) as an important factor in determining variable compensation for management and its employees. In addition, many financial analysts that follow the Company focus on and publish both historical results and future projections based on non-GAAP financial measures. The Company believes that it is in the best interest of its investors to provide this information to analysts so that they accurately report the non-GAAP financial information. Moreover, investors have historically requested and the Company has historically reported these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of the Company’s competitors and may not be directly comparable to similarly titled measures of the Company’s competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

The adjustments to these non-GAAP financial measures, and the basis for such adjustments, are outlined below:

Acquisition accounting for deferred revenue and its related tax impact. Historically, the Company has consummated acquisitions in order to support its strategic and other business objectives. In accordance with the fair value provisions applicable to the accounting for business combinations, acquired deferred revenue is often recorded on the opening balance sheet at an amount that is lower than the historical carrying value. Although this acquisition accounting requirement has no impact on the Company's business or cash flow, it adversely impacts the Company's reported GAAP revenue in the reporting periods following an acquisition. In order to provide investors with financial information that facilitates comparison of both historical and future results, the Company provides non-GAAP financial measures which exclude the impact of the acquisition accounting adjustment. The Company believes that this non-GAAP financial adjustment is useful to investors because it allows investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making, and (b) compare past and future reports of financial results of the Company as the revenue reduction related to acquired deferred revenue will not recur when related annual lease licenses and software maintenance contracts are renewed in future periods.

Amortization of intangible assets from acquisitions and its related tax impact. The Company incurs amortization of intangible assets, included in its GAAP presentation of amortization expense, related to various acquisitions it has made. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Accordingly, management does not consider these expenses for purposes of evaluating the performance of the Company during the applicable time period after the acquisition, and it excludes such expenses when making decisions to allocate resources. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making, and (b) compare past reports of financial results of the Company as the Company has historically reported these non-GAAP financial measures.

Stock-based compensation expense and its related tax impact. The Company incurs expense related to stock-based compensation included in its GAAP presentation of cost of software licenses; cost of maintenance and service; research and development expense; and selling, general and administrative expense. Stock-based compensation expense (benefit) incurred in connection with the Company's deferred compensation plan held in a rabbi trust includes an offsetting benefit (charge) recorded in other income (expense). Although stock-based compensation is an expense of the Company and viewed as a form of compensation, management excludes these expenses for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company. Management similarly excludes income (expense) related to assets held in a rabbi trust in connection with the Company's deferred compensation plan. Specifically, the Company excludes stock-based compensation and income related to assets held in the deferred compensation plan rabbi trust during its annual budgeting process and its quarterly and annual assessments of the Company's and management's performance. The annual budgeting process is the primary mechanism whereby the Company allocates resources to various initiatives and operational requirements. Additionally, the annual review by the board of directors during which it compares the Company's historical business model and profitability to the planned business model and profitability for the forthcoming year excludes the impact of stock-based compensation. In evaluating the performance of senior management and department managers, charges related to stock-based compensation are excluded from expenditure and profitability results. In fact, the Company records stock-based compensation expense into a stand-alone cost center for which no single operational manager is responsible or accountable. In this way, management is able to review, on a period-to-period basis, each manager's performance and assess financial discipline over operational expenditures without the effect of stock-based compensation. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in the Company's financial reporting as well as comparability with competitors' operating results.

Restructuring charges and the related tax impact. The Company occasionally incurs expenses for restructuring its workforce included in its GAAP presentation of cost of software licenses; cost of maintenance and service; research and development expense; and selling, general and administrative expense. Management excludes these expenses for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company, as it generally does not incur these expenses as a part of its operations. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in the Company's financial reporting as well as comparability with competitors' operating results.

Transaction costs related to business combinations. The Company incurs expenses for professional services rendered in connection with business combinations, which are included in its GAAP presentation of selling, general and administrative expense. These expenses are generally not tax-deductible. Management excludes these acquisition-related transaction expenses, derived from closed acquisitions, for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company, as it generally would not have otherwise incurred these expenses in the periods presented as a part of its operations. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in the Company's financial reporting as well as comparability with competitors' operating results.

Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

The Company has provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures as listed below:

GAAP Reporting Measure	Non-GAAP Reporting Measure
Revenue	Non-GAAP Revenue
Operating Income	Non-GAAP Operating Income
Operating Profit Margin	Non-GAAP Operating Profit Margin
Net Income	Non-GAAP Net Income
Diluted Earnings Per Share	Non-GAAP Diluted Earnings Per Share

IR Contact:

Annette N. Arribas, CTP

(724) 820-3700

annette.arribas@ansys.com